Exhibit 10.1

Dated 8th of October 2015

(1)	ASTERIAS BIOTHERAPEUTICS INCORPORATED

(2)	CELL THERAPY CATAPULT SERVICES LIMITED

Services Agreement

CONTENTS

Clause
	Page
1	INTERPRETATION	3
2	APPOINTMENT	5
3	TERM	5
4	SERVICES	5
5	CUSTOMER’S OBLIGATIONS	6
6	INVOICES AND PAYMENT	6
7	CONFIDENTIAL INFORMATION	8
8	INTELLECTUAL PROPERTY	9
9	STATE AID	10
10	WARRANTIES	11
11	INDEMNITIES	11
12	LIABILITY AND INSURANCE	11
13	TERMINATION	12
14	GENERAL	13
Schedules
1	Additional Commitments	17

THIS AGREEMENT ("Agreement") is made on	2015

BETWEEN:

(1)	ASTERIAS BIOTHERAPEUTICS, INC., a company incorporated in the State of Delaware, USA and whose principal place of business is at 230 Constitution Drive, Menlo Park, California, 94025, USA (“Customer”); and

(2)	CELL THERAPY CATAPULT SERVICES LIMITED, a company incorporated and registered in England and Wales with company number 08215513 whose registered office is at 12th Floor Tower Wing, Guy’s Hospital, Great Maze Pond, London SE1 9RT, UK (“Catapult”).

each a “Party” and together the “Parties”.

RECITALS:

(A)
Catapult is part of a Research Organisation (Catapult Research Organisation) specialising in the development of technologies which speed the growth of the cell and gene therapy industry, and Catapult has access to affiliate platform projects relating to the large scale manufacture of pluripotent cells and other cellular expansions protocols.

(B)	Customer is engaged in the development of cell therapy medicaments based upon pluripotent stem cell-derived dendritic cells.

(C)	The parties believe that intellectual property from the Catapult’s platform projects and elsewhere within the Catapult Research Organisation (the “Platform Projects”), combined with further work, may speed the commercial development of Customer’s cell therapy medicaments.

(D)	Customer wishes to engage Catapult on the terms set out in this Agreement to provide certain services (as more fully described in the "Side Letter") and licence certain background intellectual property (as more fully described in Section 8 (Intellectual Property) below) in connection with developing a scalable manufacturing and differentiation process for Asterias’ human embryonic stem cell derived DC AST-VAC2 product.

(E)	The Parties to this Agreement recognise that the project is experimental in nature and while Catapult and Customer will work diligently to achieve the Deliverable (as defined below) an insurmountable technical issue may be encountered, at any time during the work plan, meaning that the project will be terminated at no fault of either Party.

OPERATIVE CLAUSES

1.	INTERPRETATION

1.1	The definitions in this clause apply in this Agreement (unless the context requires otherwise).

“Affiliate”	in relation to a Party, means any entity or person which Controls, is Controlled by, or is under common Control with that Party;

“Background Intellectual Property”
any and all Intellectual Property, including in the case of Catapult that which arises under the Platform Projects, which is owned, licensed or controlled by a Party and is used by such Party in the performance of its obligations under this Agreement, but excludes Foreground Intellectual Property;

“Business Day”	a day that is not a Saturday, Sunday or public or bank holiday in England or the State of California;

“Charges”	the charges set out in the Side Letter;

“Claims”
all demands, claims, and liability (whether criminal or civil, in contract, tort, or otherwise) for losses, damages, legal costs, and other expenses of any nature whatsoever and all costs and expenses (including legal costs) incurred in connection therewith;

“Confidential Information”
all technical, scientific, or commercial information, including materials, improvements, inventions, developments, techniques, processes, methods, plans, drawings, designs, specifications, procedures, computer software, data, results, trade secrets, know-how, and all information concerning past, present, and future transactions, dealings, projects, plans, proposals, and other business affairs;

“Control”	direct or indirect beneficial ownership of 50 per cent or more of the share capital, or other participating interest carrying the right to vote or to distribution of profits of that Party;

“Designated Supervisors”	the individuals identified as such in the Side Letter;

“Deliverables”	the deliverables to be prepared by Catapult and delivered to Customer as part of the Services as set out in the Side Letter;

“Foreground Intellectual Property”	any and all Intellectual Property, which arises from the performance of this Agreement;

“Intellectual Property”
any and all patents, utility models, registered designs, unregistered design rights, copyright, database rights, rights in respect of confidential information, rights under data exclusivity laws, rights under orphan drug laws, rights under unfair competition laws, property rights in biological or chemical materials, extension of the terms of any such rights (including supplementary protection certificates), know-how, applications for and the right to apply for any of the foregoing registered property and rights, and similar or analogous rights in any part of the world;

“Licences”	the licences as defined in Section 8 (Intellectual Property) in this agreement;

“Payment Amount”	the amounts set out in the Side Letter due to be paid by Customer to Catapult in advance of the delivery of work towards achievement of the milestones;

“Personnel”	any directors, employees, agents, consultants or contractors of a Party;

“Research Organisation”	an entity falling within the definition of a research organisation as set out in the R&D&I Framework;

“R&D&I Framework”	the Framework for State aid for research and development and innovation 2014/C 198/01 including any amendments to the same or replacements thereof; and

“Services”	the services to be carried out and Deliverables to be provided by Catapult as described in the Side Letter.

2.	APPOINTMENT

Customer appoints Catapult, and Catapult agrees, to provide the Services and licences to Customer as set out in this Agreement.  The Side Letter sets out details of the Services to be provided and the associated Charges and forms part of and is incorporated into this Agreement.

3.	TERM

This Agreement shall commence on the date set out above and shall continue until such a time as all the Services have been delivered to Customer, unless earlier terminated in accordance with its terms.

4.	SERVICES

4.1	Catapult shall:

4.1.1	exercise, and ensure that its Personnel exercise reasonable skill, care, and diligence in the performance of the Services;

4.1.2	carry out the Services in accordance with all appropriate legal and regulatory requirements and recommendations; and

4.1.3	work diligently to complete the Services in accordance with any estimated timetable set out in the Side Letter, however both Parties recognize that the timelines for performance of the Services may be subject to changes as a result of unforeseen technical challenges. If the Catapult encounters a technical issue which means that completion of the Services is not possible or only achievable by using resources which are not contemplated by the activities set out in the Side Letter and which cannot be resolved through the mechanism included in Clause 4.6, then the Catapult may terminate this Agreement on 60 days written notice to the Customer.

4.2	Catapult shall ensure that all its Personnel who perform the Services are technically competent and suitably qualified to carry out the parts of the Services assigned to them.

4.3	Each Party shall appoint a Designated Supervisor for the Services. Catapult’s Designated Supervisor shall be responsible for the overall conduct of the Services and shall be the principal point of contact with Customer for all matters relating to this Agreement.

4.4	Catapult shall on written request from Customer keep Customer informed of the progress of the Services, including without limitation holding joint project teleconferences with Customer at least once quarterly.

4.5	If Customer wishes to vary the Services, it shall submit a detailed statement of requirements to Catapult. Within 30 days of receipt Catapult will provide Customer with a revised estimate as to the additional cost (if any) and time required for performing the changed or additional services and details of any impact on the existing Services. Both parties may then agree to amend the Side Letter in accordance with clause 14.2.

4.6	The milestones and costs described in the Side Letter, Clause 2 Invoices and Payments Schedule B, are estimates of the time and materials required to meet the milestones and there is an expectation that these milestones are achievable within the time and cost. Where it becomes apparent that time or cost estimates may be exceeded, Catapult will provide Customer with a revised estimate as to the additional cost (if any) and time required and details of any impact on the existing Services. Both parties may then agree to amend the Side Letter in accordance with clause 14.2. If the Customer does not agree to amend the Side Letter following the Catapult’s notification then the Catapult shall be entitled to terminate this Agreement on 60 days’ written notice to the Customer.

4.7	Where Catapult achieves a milestone at a lower cost than anticipated Catapult will inform Customer of the saving and the value will be applied in the following manner 1) be carried forward to other milestones as a credit to be applied to costs overruns on other milestones, 2) applied to the funding of any additional work identified and agreed in Clause 4.5, 3) where the work is complete, returned to Customer according to a process analogous to that described for termination in Clause 13.

5.	CUSTOMER’S OBLIGATIONS

5.1	Customer shall:

5.1.1	provide Catapult with all such information and assistance as Catapult may reasonably require from time to time to perform the Services;

5.1.2	ensure that any information provided to Catapult is complete and accurate;

5.1.3	if necessary, provide Catapult Personnel with access, as required, to its premises to perform the Services;

5.1.4	inform Catapult of all health and safety rules and regulations and any other reasonable security and requirements that apply at all of Customer’s premises to which Catapult may need access for the purpose of providing the Services; and

5.1.5	co-operate with Catapult in all matters relating to the Services and not interfere in any way with the performance of the Services by Catapult;

5.1.6	comply with the terms of the Schedule 1 “Additional Commitments”; failure to comply with Additional Commitments will be deemed a breach of the Agreement and failure to remedy the breach according to the terms of clause 13.1 will be deemed a material breach and Catapult may terminate the Agreement

6.	INVOICES AND PAYMENT

6.1	Customer shall pay the Charges to Catapult. Whenever any payment is due, Catapult shall submit an invoice to Customer.

6.2	All cash payments due under this Agreement are described in the Side Letter Clause 2 Invoices and Payments Schedule A. Such cash payments:

6.2.1	are exclusive of value added tax and withholding taxes which where applicable will be paid by Customer in addition and to the extent that the Customer is legally obliged to withhold sums due to the Catapult on account of tax then the Customer shall gross up any payment such that the Catapult receives the full sum invoiced notwithstanding any withholding;

6.2.2	will be made in pounds sterling in cleared funds by BACS (Bank Automated Clearing System) transfer to the bank account detailed on the applicable invoice; and

6.2.3	shall be made in full within thirty (30) days of the date of the invoice, failing which Catapult may:

6.2.3.1	charge interest on any outstanding amount on a daily basis at a rate equivalent to 4 per cent above the Bank of England base lending rate then in force; and

6.2.3.2	on fifteen (15) days prior written notice to Customer suspend its provision of any or all of the Services until such payment has been made in full.

6.3	All payments made in Customer stock due under this Agreement are described in the Side Letter Clause 2 Invoices and Payments Schedule A and are exclusive of value added tax and withholding taxes which where applicable will be paid by Customer in addition, and shall be made subject to the provisions set forth in this Section 6.3.

6.3.1	All payments made in Customer stock due under this Agreement shall be made by the Customer, in advance of quarterly payments due as listed in the Side Letter. The amount of stock Customer shall issue to Catapult on each date that stock is issued (the “Issue Date”), shall be determined as: amount of stock payment (in GBP) as listed in the Side Letter plus amount of fees and expenses due to MLV & Co., LLC pursuant to Section 6.3.5, the sum of which shall be divided by the volume weighted 20 day average trading price of Asterias Series A Common Stock on the NYSE MKT, during the 20 trading days immediately prior to the payment date. Conversion of GBP to USD shall be according to the exchange rate as published by the Wall Street Journal on the date payment is issued.

6.3.2	All payments made in Customer stock due under this Agreement shall be due within thirty (30) days of the date of invoice from Catapult, but in no event shall a stock payment be due sooner than five (5) business days after the start of the fiscal quarter for which the stock payment applies. Customer may, in its sole option, make stock payments up to four quarters (one year) in advance.

6.3.3	The Parties understand that Catapult intends to sell such Customer stock shortly after each Issue Date. The Parties agree that Catapult shall engage the services of a registered broker dealer for such sales, and that Catapult shall initially engage MLV & Co., LLC to provide such services.

6.3.4	Catapult acknowledges that issuances and sales of the stock will be made pursuant to Customer's registration statement with the United States Security and Exchange Commission ("SEC") (or exemption therefrom) and agrees to use reasonable efforts to cooperate with Customer in connection with Customer's requirements under SEC rules. Notwithstanding the above, Catapult acknowledges that Customer has no obligation to maintain an effective registration statement covering the issuance or sale of the stock.

6.3.5	Catapult acknowledges that it is responsible for any fees, taxes and other expenses relating to the sale of such stock, except that Customer shall bear fees and expenses due to MLV & Co., LLC pursuant to services rendered pursuant to Section 6.3.3.

6.3.6	Customer, in its sole discretion, may choose to pay Catapult cash in lieu of one or more stock payment(s). If Customer chooses to pay cash in lieu of stock, Customer may satisfy such payment by paying an amount of cash equal to 90.91% the payment amount.

6.3.7	If at any time the Customer is unable or unwilling to issue stock to meet its obligations under the Side Letter, then the Catapult shall have the option to convert the obligation to issue stock to an obligation to pay cash provided that the cash payment obligation shall amount to 90.91% of the alternative sum payable in stock. If despite its diligent efforts in collaboration with a registered broker dealer, the Catapult is unable to sell a quarterly stock payment within 60 days of its due date as described in Section 6.3.2 above and Schedule A to the Side Letter, then Catapult may request that the unsold portion of the stock payment for such quarter be credited towards a future quarterly stock payment, and Customer shall pay in cash any resulting shortfall to make up the 90.91% cash alternative amount. For the avoidance of doubt, during all times, Catapult shall use reasonable diligent efforts to sell Customer stock through the registered broker dealer.

6.4	All payments to be made by Customer to Catapult under this Agreement will be made in full and without any set-off or any deduction or withholding including on account of any counterclaim.

6.5	If there is any change in applicable law that materially increases the cost of delivery of the Services, Catapult shall give Customer written notice of the increased rate and Customer shall have thirty (30) days to accept the revised terms or to tender notice of termination. Any of the Services provided after the thirty (30) day period shall be charged at the increased rate.

7.	CONFIDENTIAL INFORMATION

7.1	Each Party (the “Receiving Party”) undertakes:

7.1.1	to maintain as secret and confidential all Confidential Information obtained directly or indirectly from the other Party (the “Disclosing Party”) in the course of this Agreement and to respect the Disclosing Party’s rights therein;

7.1.2	to treat the Disclosing Party’s Confidential Information as the confidential and exclusive property of the Disclosing Party, except that as determined in Section 8 (Intellectual Property) some Confidential Information developed by Catapult or its Personnel in the course of the provision of the Services shall be Customer’s Confidential Information even though it may be disclosed by Catapult to Customer;

7.1.3	not to use such Confidential Information for any purpose other than (in the case of Catapult) to provide or (in the case of Customer) to make use of the Services;

7.1.4	not to disclose such Confidential Information to any person other than those of its Personnel to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement and who have entered into legally binding confidentiality obligations substantially similar in scope to this clause 7; and

7.1.5	take all reasonable steps necessary to prevent the unauthorized disclosure or use of any of the Disclosing Party’s Confidential Information.

7.2	The provisions of clause 7.1 shall not apply to Confidential Information which the Receiving Party can demonstrate by reasonable, written evidence:

7.2.1	was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party and at its free disposal; or

7.2.2	is subsequently disclosed to the Receiving Party without any obligations of confidence by a third party who has not derived it directly or indirectly from the Disclosing Party; or

7.2.3	is or becomes generally available to the public through no act or default of the Receiving Party or its agents, employees, or Affiliates; or

7.2.4	is independently developed by the Receiving Party by individuals who have not had any direct or indirect access to the Disclosing Party’s Confidential Information; or

7.2.5	the Receiving Party is required to disclose to the courts of any competent jurisdiction, or to any government regulatory agency, or financial authority, provided that the Receiving Party shall (i) inform the Disclosing Party as soon as is reasonably practicable, and (ii) at the Disclosing Party’s request seek to persuade the court, agency, or authority to have the information treated in a confidential manner, where this is possible under the court, agency, or authority’s procedures.

7.3	The Receiving Party shall ensure that all of its Personnel who have access to any of the Disclosing Party’s information to which clause 7.1 applies shall be made aware of and subject to these obligations and shall have entered into written undertakings of confidentiality at least as restrictive as clause 7.1 which apply to the Disclosing Party’s Confidential Information.

7.4	Either Party may disclose Confidential Information to an Affiliate, provided that the Party making the disclosure shall procure that each Affiliate which has access to any of the Disclosing Party’s information shall be made aware of and subject to these obligations and shall have entered into written undertakings of confidentiality at least as restrictive as clause 7.1 which apply to the Disclosing Party’s Confidential Information. Any breaches of the obligations of confidentiality contained in this agreement by any Affiliate shall be treated as a breach of those obligations by the Party which made the disclosure to the Affiliate.

7.5	Upon any termination of this Agreement, the Receiving Party shall:

7.5.1	destroy (to the extent it is able to do so) or return to the Disclosing Party any documents or other materials that contain the Disclosing Party’s Confidential Information including all copies made, save that the Receiving Party may retain a single copy subject to the same confidentiality provisions for its legal records, and shall not be obliged to purge or delete Confidential Information of the Disclosing Party retained within electronic backups of its IT systems; and

7.5.2	subject to clause 13.6, make no further use or disclosure thereof.

7.6	The obligations of the Parties under this clause 7 shall survive the termination of this agreement for whatever reason for a period of 10 years.

7.7	The obligations set out in Clause 7 shall not apply to the exercise by a Party of its rights in Foreground Intellectual Property.

7.8	Receiving Party acknowledges and agrees that due to the unique nature of Disclosing Party’s Confidential Information, there might be no adequate remedy at law for any breach of its obligations under Section 7. Therefore, upon any breach of this section by a Receiving Party, Disclosing Party shall be entitled to seek appropriate injunctive or other equitable relief in addition to whatever remedies it might have at law for any unauthorized use or disclosure of Disclosing Party’s Confidential Information in breach of the Receiving Party's obligations under this Agreement.

8.	INTELLECTUAL PROPERTY

8.1	Nothing in this Agreement shall prevent either Party from freely dealing with its Background Intellectual Property.

8.2	Customer hereby grants to Catapult a non-exclusive, non-transferable licence for the duration of this Agreement to use the Customer Background Intellectual Property and the Foreground Intellectual Property only for the purpose and to the extent necessary to enable Catapult to comply with its obligations under this Agreement.

8.3	Customer shall at all times own and have unrestricted free right to use the Deliverables, provided that this right shall not extend to the Catapult’s Background Intellectual Property (unless agreed in writing between the Parties). To the extent that any of the Catapult’s Background Intellectual Property is needed for the use of the Deliverables, Catapult grants to Customer a non-exclusive, fully paid-up, royalty-free, sublicensable, worldwide licence to use such of its Background Intellectual Property as are required to use the Deliverables.

8.4	Foreground Intellectual Property, with the exception of Foreground Intellectual Property generated in work packages 1, 2 and 6 shown in the Side Letter, shall be owned by Customer, except that any know-how which (a) results from Catapult’s performance of its obligations under this Agreement and (b) is directly derived from Catapult’s know-how shall be owned by Catapult. As far as it is able to do so, Catapult assigns to Customer by way of future assignment all Foreground Intellectual Property, with the exception of Foreground Intellectual Property generated in work packages 1, 2 and 6 shown in the Side Letter.

8.5	Foreground Intellectual Property developed in work packages 1, 2 and 6 (see the Side Letter), shall be owned by Catapult. As far as it is able to do so, Customer assigns to Catapult by way of future assignment all Foreground Intellectual Property developed by Catapult in work package 1, 2 and 6.

8.6	Catapult grants to Customer a non-exclusive, fully paid-up, royalty-free, sublicensable worldwide licence to use the Foreground Intellectual Property generated in work package 1, 2 and 6 and to the extent that any of the Catapult’s Background Intellectual Property is needed for the use of the Foreground Intellectual Property generated in work package 1, 2 and 6, Catapult grants to Customer a non-exclusive, fully paid-up, royalty-free, sublicensable worldwide licence to use such of its Background Intellectual Property as is required to use the Foreground Intellectual Property generated in work package 1, 2 and 6.

8.7	At Customer’s written request and expense, Catapult shall, and shall use reasonable efforts to ensure that its Personnel shall, execute all documents and do all things requested by Customer to vest and confirm in Customer all right, title and interest in the Foreground Intellectual Property, with the exception of Foreground Intellectual Property generated in work package 1,2 and 6.

8.8	The Parties acknowledge that nothing shall preclude Catapult from doing materially similar work for any third party provided that, in doing so, Catapult may not use or license to such third party any Customer Confidential Information, Intellectual Property or know-how (including Intellectual Property or know-how assigned to Customer pursuant to the Agreement).

8.9	The licences granted to the Customer and the rights assigned to the Customer are conditional on the Customer making payment of all sums due under this Agreement (including pursuant to the Side Letter). If the Customer defaults on any payment and does not remedy such default within 30 days of the Catapult’s written notice requiring payment then the licences granted shall terminate and the Customer shall assign any rights transferred to it back to the Catapult.

8.10	Clauses 4.6 and 4.7 are not applicable to Initial License Fee Payments as identified in the Side Letter. For the avoidance of doubt the Initial License Fee payments, as set out in Schedule B of the Side Letter, are non-returnable nor creditable against any other payments.

9.	STATE AID

9.1	The parties acknowledge that Catapult is a Research Organisation and has an obligation to ensure, and is subject to audits to demonstrate, that all activities it undertakes are compliant with EU state aid rules, including its activities under this Agreement. The Parties therefore agree that, notwithstanding any other provision of this Agreement:

9.1.1	Catapult shall be entitled to cooperate fully with any investigation by any grant funder of Catapult or by the European Commission or any court of law with respect to this Agreement regarding the grant/alleged grant of state aid and the provision of Services hereunder and Customer shall, if so requested by Catapult, promptly provide to Catapult all reasonable and necessary assistance in connection with any such investigation(s);

9.1.2	Catapult shall keep Customer informed of any active and specific investigation into this Agreement and, where possible, liaise with Customer concerning any response to the European Commission; and

9.1.3	the Parties shall comply with any ruling of the European Commission or court of law in relation to the application of the EU state aid rules to this Agreement.

9.2	The obligations set out in clause 9.1 above shall subsist for a period of 10 years from the date of completion of the provision of Services under this Agreement, notwithstanding any earlier termination of this Agreement.

10.	WARRANTIES

10.1	Each Party warrants that:

10.1.1	to the best of its knowledge and belief, its performance of the Services will not breach the Intellectual Property rights of any third party;

10.1.2	it is not party to any agreement which would prevent it from fulfilling its obligations under this Agreement and the Customer further warrants that it is entitled to lawfully issue stock to the Catapult as anticipated by the terms of this Agreement. Any stock issued shall be of the same class that is generally traded.

10.2	The warranties set out at clause 10 are the only warranties given by the Parties and all other warranties where express or implied are hereby excluded to the extent allowed by law.

11.	INDEMNITIES

11.1	Subject to clauses 11.2 and 11.3 and 12, Catapult shall indemnify Customer and its officers, directors, employees, and representatives against all Claims that use of the Deliverables by Customer infringes the Intellectual Property rights of any third party (“IP Claim”).

11.2	Customer shall provide prompt written notice to Catapult of the initiation of any action or proceeding that may reasonably lead to a claim for indemnification. Customer shall co-operate with Catapult in the defence of any IP Claim. Catapult shall not be obligated to indemnify Customer for any settlement or other payment of costs or expenses incurred without Catapult’s prior written consent.

11.3	Catapult will have no liability under or in connection with this Agreement for any IP Claim arising out of any modification to Deliverables made by any person other than Catapult or any failure by Customer to use the Deliverables in accordance with Catapult’s instructions.

12.	LIABILITY AND INSURANCE

12.1	To the extent that any Party has any liability in contract, tort, or otherwise under or in connection with this Agreement, including any liability for breach of warranty, its liability shall be limited in accordance with the following provisions of this clause 12.

12.2	Subject to clauses 12.3 and 12.4, the aggregate liability of Catapult to Customer shall be limited to the total payments made by Customer to Catapult under this Agreement. Each Party acknowledges that this limit is reasonable in the light of the other Party’s insurance.

12.3	In no circumstances shall any Party be liable for any loss, damage, costs, or expenses of any nature whatsoever incurred or suffered by the other Party or its Affiliates that is (i) of an indirect, special, or consequential nature or (ii) any loss of profits, revenue, business opportunity, or goodwill (whether direct or indirect).

12.4	The provisions of this Agreement set out the maximum liability of the parties under or in connection with this Agreement. All other liability is excluded, provided that nothing in this Agreement excludes any person’s liability to the extent that it may not be so excluded under applicable law, including any such liability for death or personal injury caused by that person’s negligence, or liability for fraud or for any other liability that cannot be excluded by law.

12.5	Each Party shall take out with a reputable insurance company and maintain for the duration of this Agreement adequate insurance cover in respect of its obligations hereunder.

13.	TERMINATION

13.1	Either Party may at any time terminate this Agreement, or suspend the performance of its obligations under this Agreement, by notice in writing to the other Party, if the other Party is in material breach of this Agreement and, in the case of a breach capable of remedy, the breach is not remedied within thirty (30) days of the other Party’s receiving notice specifying the breach and requiring its remedy.

13.2	Either Party may terminate this Agreement at any time by notice in writing to the other Party, such notice to take effect as specified in the notice, if (i) the other Party becomes insolvent or unable to pay its debts as and when they become due, or (ii) an order is made or a resolution is passed for the winding up of the other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction), or (iii) a liquidator, administrator, administrative receiver, receiver, or trustee is appointed in respect of the whole or any part of the other Party’s assets or business, or (iv) the other Party makes any composition with its creditors, or (v) the other Party ceases to continue its business, or (vi) as a result of debt and/or maladministration the other Party takes or suffers any similar or analogous action in any jurisdiction.

13.3	Without prejudice to any other right or remedy it may have, Catapult may terminate this Agreement without prior notice if Customer fails to pay any amount due under the terms of this Agreement and that amount remains unpaid for thirty (30) days after Catapult has given written notice that the amount has not been paid.

13.4	Customer shall have the right to terminate this Agreement for any reason on sixty (60) days prior written notice.

13.5	A Party’s right of termination under this Agreement, and the exercise of any such right, shall be without prejudice to any other right or remedy (including any right to claim damages) that such Party may have in the event of a breach of contract or other default by the other Party.

13.6	If this Agreement is terminated for any reason, Customer shall pay Catapult for work carried out by Catapult prior to the date that such termination takes effect and shall reimburse Catapult in respect of any unavoidable third party costs and expenses. Provided that Customer pays Catapult for such work and unavoidable third party costs and expenses, Customer shall retain the rights awarded it under Section 8 to all Deliverables and Foreground Intellectual Property developed under this Agreement through termination, and to any of Catapult’s Background Intellectual Property needed for the use by of such Deliverables and Foreground Intellectual Property. Promptly following the date of termination, Catapult shall reimburse Customer for any amounts that Customer previously paid in advance for work to be performed by Catapult that Catapult has not completed. Such reimbursements shall be calculated as follows:

13.6.1	With respect to any advance payments in cash made by Customer, reimbursements for such amounts shall be equal to the amount that Customer paid to Catapult for work that Catapult has not completed.

13.6.2	With respect to any advance payments made by Customer in Customer stock for work that Catapult has not completed, but which, Catapult has sold prior to the date of termination, Catapult shall reimburse Customer the actual cash received by Catapult (i.e. net of any fees or expenses paid to MLV pursuant Section 6.3.5) from the sale of such stock.

13.6.3	With respect to any advance payments made by Customer in Customer stock for work that Catapult has not completed, but which stock Catapult has not sold prior to the date of termination, Catapult shall return unsold stock to the Customer free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, or other defects in ownership. In the event Catapult is required to return unsold stock to the Customer under this subsection 13.6.2, each of Catapult and Customer agrees and acknowledges that under US securities laws it will be required to disclose to the other party any material non-public information about the Customer that is in its possession as of the date of transfer of Customer’s stock. Each party agrees to keep any such information disclosed under this Section 13.6.3 confidential in accordance with Section 7.

13.7	Any amounts that Customer owes to Catapult in connection with unavoidable third party costs and expenses referred to in Section 13.6, shall be offset by the reimbursements due to Customer under Section 13.6.1,13.6.2 and 13.6.3 (if any). Such offset shall be calculated as follows:

13.7.1	The offset shall be firstly applied against any cash due under clause 13.6.1

13.7.2	After applying the offset set forth in section 13.7.1 above, the balance of the offset, if any, shall then be applied to the amount to be returned to Customer pursuant to section 13.6.2.

13.7.3	After applying the offset set forth in section 13.7.2 above, the balance of the offset, if any, shall then be applied to the amount to be returned to Customer pursuant to section 13.6.3. The offset shall be applied against the value of the unsold shares of stock to be returned to Customer pursuant to Section 13.6.3. For purposes of this section and Section 13.6.3 only, the value of such unsold stock shall be determined using the volume weighted 20 day average trading price of Asterias Series A Common Stock on the NYSE MKT, during the 20 trading days immediately prior to termination and the last USD to GBP exchange rate as published by the Wall Street Journal immediately prior to the date of termination.

13.8	Following termination of this Agreement or any of statements of works, the following provisions of this Agreement shall remain in full force and effect: clauses 1, 7, 8.1, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 9, 10, 11, 12, 13.6, 13.7 and 14. Notwithstanding the foregoing, clauses 8.3-8.8 shall only survive where termination was not as a result of the Catapult exercising its termination rights under clauses 13.1-3.

14.	GENERAL

14.1	Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement that result from circumstances beyond the reasonable control of that Party, including without limitation labour disputes involving that Party.

14.2	This Agreement may only be amended in writing signed by duly authorized representatives of Customer and Catapult.

14.3	Neither Party shall be entitled to assign, transfer, charge, hold on trust for any person or deal in any manner with any of its rights under this Agreement if it has not obtained the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or made conditional.

14.4	No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

14.5	If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

14.6	Nothing in this Agreement shall create, evidence, or imply any agency, partnership, or joint venture between the parties. Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other’s behalf.

14.7	In this Agreement:

14.7.1	the headings are used for convenience only and shall not affect its interpretation;

14.7.2	references to persons shall include incorporated and unincorporated persons; references to the singular include the plural and vice versa; and references to the masculine include the feminine; and

14.7.3	where the word ‘including’ is used it shall be understood as meaning ‘including without limitation’.

14.8	Any notice to be given under this Agreement shall be in writing and shall be sent by first-class mail or air mail, or by fax or email (confirmed by first-class mail or air mail) to the address of the relevant Party set out at the head of this Agreement, or to the relevant fax number or email address set out in the Side Letter, or to such other address, fax number address or email as that Party may from time to time notify to the other Party in accordance with clauses 14.8 and 14.9.

14.9	Notices sent in accordance with clause 14.8 shall be deemed to have been received three (3) working days after the day of posting (in the case of inland first-class mail), or seven (7) working days after the date of posting (in the case of air mail), or on the next working day after transmission (in the case of fax messages, but only if a transmission report is generated by the sender’s fax machine recording a message from the recipient’s fax machine, confirming that the fax was sent to the number indicated above and confirming that all pages were successfully transmitted).

14.10	If there is a dispute between the Parties relating to this Agreement, the Parties shall in the first instance attempt to solve the dispute amicably. If they cannot do so, the dispute shall be referred to the chief executives of each Party who shall meet to try to resolve the matter. If the Parties’ chief executives are unable to agree upon a resolution within twenty (20) days of the referral of the dispute to them, either Party may commence proceedings in accordance with clause

14.11	Nothing in this clause shall prevent or delay a Party from seeking interim relief in any court of competent jurisdiction.

14.12	The validity, construction, and performance of this Agreement shall be governed by English law and shall be subject to the exclusive jurisdiction of the English courts to which the Parties hereby submit, except that a Party may seek an interim injunction in any court of competent jurisdiction.

14.13	Neither Party shall make any press or other public announcement concerning any aspect of this Agreement, or make any use of the name of the other Party in connection with or in consequence of this Agreement, without the prior written consent of the other Party.

14.14	This Agreement, including the Side Letter, sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter. Subject to clause 12.4, the Parties acknowledge that they are not relying on any representation, agreement, term, or condition which is not set out in this Agreement.

14.15	This Agreement does not create any right enforceable by any person who is not a Party to it.

Agreed by the parties through their authorized signatories:

Signed by:	Keith Thompson	/s/ Keith Thomspn
(Signature)

for and on behalf of	CELL THERAPY CATAPULT SERVICES LIMITED	on 8th day of October 2015

Signed by:	Matthew Durdy	/s/ Matthew Durdy
(Signature)

for and on behalf of	CELL THERAPY CATAPULT SERVICES LIMITED	on 8th day of October 2015

Signed by:	Pedro Lichtinger	/s/ Pedro Lichtinger
	(Print Name)	(Signature)

for and on behalf of	ASTERIAS BIOTHERAPEUTICS INCORPORATED	on 8th day of October 2015

SCHEDULE 1
Additional Commitments

•	The Customer will incorporate a UK permanent establishment (PE) within 9 months of the Effective Date of the Agreement; and

•	The Customer will appoint a UK based project manager who will be an employee of the Asterias UK PE within 9 months of the Effective Date of the Agreement